Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated February 10, 2023
Registration Statement No. 333-269449

PERFORMANCE SHIPPING INC.

February 13, 2023

Notice to Holders of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Shares”) of Performance Shipping Inc. (the “Company”) Through a Brokerage Firm, Bank or Other Nominee

Pursuant to the effective registration statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission on January 27, 2023, the holders of the Company’s issued and outstanding Series B Preferred Shares may at any time following the date of this notice and from time to time through and including Wednesday, March 15, 2023 (the “Conversion Period End Date”), convert, at the option of the holder (the “Optional Conversion Right”) , one Series B Preferred Share, for additional cash consideration of $7.50 per converted Series B Preferred Share (the “Conversion Price”), into two shares of Series C Convertible Cumulative Perpetual Preferred Stock in accordance with Section 5 of the Company’s Amended and Restated Certificate of Designation, Preferences and Rights of Series B Convertible Cumulative Perpetual Preferred Stock.

If you hold your Series B Preferred Shares in street name, through a brokerage firm, bank or other nominee, please contact your brokerage firm, bank or other nominee to convert your Series B Preferred Shares.

Notwithstanding anything to the contrary contained herein, in order to effectively exercise the Optional Conversion Right, the Company’s Conversion Agent, Computershare Inc., must receive the Series B Preferred Shares to be converted and the Conversion Price prior to or as of the Conversion Period End Date.

If you have any questions regarding this notice or your option to convert your Series B Preferred Shares, then please direct your questions to web.queries@computershare.com or 800-522-6645 toll free, or +1-201-680-6578 for holders located outside the US or Canada.

Sincerely,

/s/ Andreas Michalopoulos
Andreas Michalopoulos
Chief Executive Officer and Secretary

Performance Shipping Inc. has filed a registration statement (File No 333-269449) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the registration statement and other documents the issuer has filed with the SEC for more complete information about Performance Shipping Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Performance Shipping Inc., 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece, Tel: +30-216-600-2400.

PERFORMANCE SHIPPING INC.

February 13, 2023

Notice to Registered Holders of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Shares”) of Performance Shipping Inc. (the “Company”)

Pursuant to the effective registration statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission on January 27, 2023, the holders of the Company’s issued and outstanding Series B Preferred Shares may at any time following the date of this notice and from time to time through and including Wednesday, March 15, 2023 (the “Conversion Period End Date”), convert, at the option of the holder (the “Optional Conversion Right”), one Series B Preferred Share, for additional cash consideration of $7.50 per converted Series B Preferred Share (the “Conversion Price”), into two shares of Series C Convertible Cumulative Perpetual Preferred Stock (the “Series C Preferred Shares”) in accordance with Section 5 of the Company’s Amended and Restated Certificate of Designation, Preferences and Rights of Series B Convertible Cumulative Perpetual Preferred Stock.

In order for a holder of Series B Preferred Shares to exercise their Optional Conversion Right, such holder must (A) submit a copy of a fully executed notice of conversion (the “Notice”), in the form attached hereto as Annex A, to the Company’s Conversion Agent, Computershare Inc., 150 Royall Street, Canton MA 02021 – Attn: Client Services (“Computershare”) and (B) pay the Conversion Price (the “Payment”) to the Company as set forth in the Certificate of Designation by wire to Computershare as follows:

Bank of America - FUNDING

ABA	026009593
Bank	Bank of America
100 West 33rd Street
New York, NY 10001
DDA	4427699265
Acct Name	COMPUTERSHARE INC aaf Corp Actions Funding

SWIFT	BOFAUS3N

Notwithstanding anything to the contrary contained herein in order to effectively exercise the Optional Conversion Right, Computershare must receive the Notice and the Conversion Price prior to or as of the Conversion Period End Date.

If you have any questions regarding this notice or your option to convert your Series B Preferred Shares, then please direct your questions to web.queries@computershare.com or 800-522-6645 toll free, or +1-201-680-6578 for holders located outside the US or Canada.

Sincerely,

/s/ Andreas Michalopoulos
Andreas Michalopoulos
Chief Executive Officer and Secretary

Performance Shipping Inc. has filed a registration statement (File No 333-269449) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the registration statement and other documents the issuer has filed with the SEC for more complete information about Performance Shipping Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Performance Shipping Inc., 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece, Tel: +30-216-600-2400.

Annex A

FORM OF

NOTICE TO EXERCISE CONVERSION RIGHT

Reference is made to the Certificate of Designation, Preferences and Rights of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Shares”) of Performance Shipping Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Series B Preferred Shares indicated below into shares of the Company’s Series C Convertible Cumulative Perpetual Preferred Stock (the “Series C Preferred Shares”), by tendering the stock certificate(s), if applicable, representing such Series B Preferred Shares specified below as of the date specified below.

Date: _______________

Number of Series B Preferred Shares to be Converted: _______________

Conversion Price: _______________

Number of Series C Preferred Shares to be Issued: _______________

Please issue the Series C Preferred Shares in accordance with the terms of the Certificate of Designations.

Name

Address

Please print name and address, including postal code number	(Signature)